                                                          Rule 424(b)(3) and (c)
                                                              Reg. No. 333-28941

                       Supplement No. 1 dated May 27 to
                        Prospectus dated April 13,1998


        This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 13, 1998 (the "Prospectus"), relating to the potential sale from time to time of up to $65,015,000 aggregate principal amount of Debentures and the 3,059,519 shares of Common Stock issuable upon conversion thereof by the Registering Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        All references in this Prospectus to the aggregate principal amount of Debentures to be sold under this Prospectus shall be $65,525,000 and all references in this Prospectus to the aggregate number of shares of Common Stock issuable upon conversion of the Debentures shall be 3,083,519.

        In addition, the following table supplements the information set forth in the Prospectus under the caption "Registering Holders" with respect to the below-named Registering Holder and the respective principal amount of Debentures beneficially owned by such Registering Holder that may be sold pursuant to the Prospectus, as supplemented:

                                               Principal
                                               Amount of                   Number of     Percentage of
                                              Debentures                   Shares of     Common Stock
                                            Beneficially   Percentage of  Common Stock      After
                                              Owned That    Debentures     That May Be  Conversion of
            Name                             May Be Sold    Outstanding      Sold (1)   Debentures(2)
            ----                            ------------   -------------  ------------  -------------
Merrill Lynch, Pierce Fenner & Smith........ $   510,000        *               24,000        *

_____________
*     Less than one percent

(1) Assumes conversion of the full amount of Debentures held by such Registering Holder at the initial conversion price of $21.25 per share; such conversion price is subject to adjustment as described under "Description of Debentures -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.

(2) The percentage of outstanding shares of Common Stock after conversion represents the percentage of the Common Stock each Registering Holder will have after treating as outstanding the number of shares of Common Stock shown as being issuable upon the assumed conversion by the named Registering Holder of the full amount of such Registering Holder's Debentures but not assuming the conversion of the Debentures of any other Registering Holder.